Exhibit 10.10

EXECUTION VERSION

STOCKHOLDERS AGREEMENT

dated as of February 19, 2010

among

RDA HOLDING CO.

and

THE HOLDERS NAMED HEREIN OR BOUND HEREBY

i

5.5	Amendments	21
5.6	Successors, Assigns and Transferees	22
5.7	Notices	22
5.8	Integration	22
5.9	Severability	23
5.10	Counterparts	23
5.11	Governing Law, Etc.	23
5.12	Management Stockholders	23
5.13	Director Stockholders	23
5.14	Lender Relationship	24

ii

This STOCKHOLDERS AGREEMENT, dated as of February 19, 2010, is entered into by and among RDA Holding Co. (the “Company”), the creditors of the Company identified on Schedule A hereto (the “Creditor Stockholders”), the Management Stockholders (as defined below), the Director Stockholders (as defined below), any other stockholder that may become a party to this Agreement after the date hereof and pursuant to the terms hereof (collectively with the Creditor Stockholders, the Management Stockholders and the Director Stockholders, the “Stockholders”) and the Warrantholders (as defined below).

W I T N E S S E T H:

WHEREAS, the Company, the Stockholders and the Warrantholders are entering into this Agreement pursuant to the terms of the Plan (as defined below) to set forth certain agreements with respect to the Company and its Subsidiaries and their respective ownership of Common Stock (as defined below) issued pursuant to the Plan.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

SECTION 1.   DEFINITIONS

1.1  Defined Terms.

As used in this Agreement, terms defined in the preamble shall have their respective assigned meanings, and the following capitalized terms shall have the meanings ascribed to them below:

“Accredited Investor” shall mean an “Accredited Investor,” as such term is defined in Regulation D promulgated under the Securities Act, or any successor rule then in effect.

“Affiliate” (a) shall mean, with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with, such Person or any Immediate Family Member of such Person; and (b) shall also include, with respect to any Person who is an individual, a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only such individual and/or such individual’s Immediate Family Members.  For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Stockholders Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“beneficially own” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” shall have the meaning set forth in Section 2.1(a).

“Business Day” shall mean a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

“Change of Control” shall mean the occurrence of (a) any consolidation or merger of the Company with or into any other entity, or any other corporate reorganization or transaction (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization or other transaction, own capital stock either (i) representing directly, or indirectly through one or more entities, less than 50% of the economic interests in or voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or other transaction or (ii) does not directly, or indirectly through one or more entities, have the power to elect a majority of the entire board of the directors of the Company or other surviving entity immediately after such consolidation, merger, reorganization or other transaction, or (b) any transaction or series of related transactions, whether or not the Company is a party thereto, after giving effect to which in excess of 50% of the Company’s voting power is owned by any Person or “group” (as such term is used in Rule 13d-5 under the Exchange Act) (excluding the group created by this Agreement); provided that any consolidation or merger effected exclusively to change the domicile of the Company or to form a holding company in which the stockholders of the Company immediately prior to such consolidation or merger own capital stock representing economic interests and voting power with respect to such redomiciled entity or holding company in substantially the same proportions as their ownership of capital stock of the Company shall be excluded from clauses (a) and (b) above.

“Common Stock” shall mean the collective reference to Voting Common Stock and Limited Voting Common Stock.

“Common Stock Equivalents” shall mean any warrants, rights, options or other securities exchangeable or exercisable for, or convertible into, Common Stock, including the Warrants.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Competitor” shall mean any Person that is engaged directly or indirectly in the publishing or the direct marketing industry or any other business that competes with a material line of the business of the Company or its Subsidiaries.  Whether a Person is a Company Competitor shall be determined by the Board, acting in good faith.

“Conversion Request” shall have the meaning set forth in Section 2.4(a).

“Creditor Stockholders” shall have the meaning set forth in the preamble.

“DGCL” shall have the meaning set forth in Section 5.11.

“Director” and “Directors” shall have the meanings set forth in Section 2.1(a).

“Director Stockholder” shall mean Directors who hold Equity Interests and are not employees of the Company or its Subsidiaries.

“Drag-Along Notice” shall have the meaning set forth in Section 4.6(a).

“Drag-Along Transaction” shall have the meaning set forth in Section 4.6(a).

“Effective Date” shall mean the effective date of the Plan pursuant to the terms thereof.

“EHS” shall have the meaning set forth in Section 3.5(a).

“Eligible Stockholder” shall mean each Stockholder (other than Management Stockholders and Director Stockholders); provided that such Stockholder and its Affiliates beneficially own an aggregate number of shares of Common Stock representing at least one percent (1%) of the then outstanding shares of Common Stock.

“Equity Interests” shall mean Common Stock, Common Stock Equivalents or any other equity securities of the Company, or securities exchangeable or exercisable for, or convertible into, such other equity securities of the Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Governmental Authority” shall mean any government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Immediate Family Member” shall mean, with respect to any Person, a spouse, parent, child, grandchild or sibling of such Person.

“Independent Directors” shall have the meaning set forth in Section 2.1(b)(ii).

“Issuance” shall have the meaning set forth in Section 4.7(a).

“Limited Voting Common Stock” shall mean the class B common stock, par value $0.001 per share, of the Company.

“Limited Voting Stockholder” shall mean any holder of shares of Limited Voting Common Stock; provided, however, that any reference to a Limited Voting Stockholder shall be made exclusively with respect to the shares of Limited Voting Common Stock held by such Person.

“Majority Stockholders” shall have the meaning set forth in Section 2.1(d).

“Management Director” shall have the meaning set forth in Section 2.1(b)(i).

“Management Stockholders” shall mean employees (and their Affiliates) or former employees (and their Affiliates) of the Company or its Subsidiaries who hold Equity Interests.

“Other Agreements” shall have the meaning set forth in Section 5.8.

“Other Capital Stock” shall have the meaning set forth in Section 4.7(a)(ii).

“Other Capital Stock Equivalents” shall have the meaning set forth in Section 4.7(a)(ii).

“Permitted Transferee” shall mean any Person to whom a Stockholder (including any Person who becomes a “Stockholder” in accordance with Section 5.6 and the other terms of this Agreement) Transfers Equity Interests in accordance with the terms of this Agreement.

“Person” shall mean any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, Governmental Authority or other entity of any nature whatsoever.

“Plan” shall mean the Plan of Reorganization confirmed by order dated January 19, 2010 of the United States Bankruptcy Court for the Southern District of New York in the chapter 11 case commenced by the Company and certain of its Subsidiaries.

“Prepetition Credit Agreement” shall mean that certain Credit Agreement dated as of March 2, 2007 among The Reader’s Digest Association, Inc., certain of its Subsidiaries, JPMorgan Chase Bank, N.A., in its capacity as administrative agent and collateral agent and the Prepetition Lenders party thereto, as amended, supplemented or otherwise modified.

“Prepetition Lenders” shall mean those lenders party to the Prepetition Credit Agreement from time to time and their Affiliates holding Swap Claims.

“Pro Rata Share” shall have the meaning set forth in Section 4.5(a).

“Public Offering” shall mean a public offering and sale of Voting Common Stock pursuant to an effective registration statement under the Securities Act.

“Purchasing Holder” shall have the meaning set forth in Section 4.7(d).

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement dated as of the date hereof among the Company and the holders named therein.

“Right” shall have the meaning set forth in Section 4.7(a).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Selling Stockholder(s)” shall have the meaning set forth in Section 4.6(a).

“Sharing Percentage” means, with respect to each holder of Common Stock (or group of holders of Common Stock), the fraction (expressed as a percentage), the numerator of which is the number of shares of Common Stock owned by such holder and the denominator of which is the sum of the total number of shares of Common Stock owned by all holders (or the relevant holders if the calculation is made with respect to a specified group of holders).

“Stockholders” shall have the meaning set forth in the preamble hereto.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which fifty percent (50%) or more of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors, managers or trustees thereof, or fifty percent (50%) or more of the equity interest therein, is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of such Person or a combination thereof.

“Swap Claims” shall mean those secured Claims (as defined in the Plan) arising from hedging arrangements under, or in connection with, the Prepetition Credit Agreement with certain of the Prepetition Lenders or their Affiliates.

“Tagging Stockholder” shall have the meaning set forth in Section 4.5(a).

“Third Party” shall have the meaning set forth in Section 4.6(a).

“Transfer” shall mean any direct or indirect transfer, sale, offer, assignment, exchange, distribution, mortgage, pledge, hypothecation or other disposition. “Transferor” and “Transferee” have correlative meanings.

“Transferring Stockholder” shall have the meaning set forth in Section 4.5(a).

“Voting Common Stock” shall mean the class A common stock, par value $0.001 per share, of the Company.

“Warrant Agreement” means the Warrant Agreement, dated as of the date hereof, between the Company and American Stock Transfer & Trust Company, LLC, as warrant agent.

“Warrantholders” shall mean the holders of the Warrants.

“Warrants” means warrants, issued pursuant to the Plan and governed by the Warrant Agreement, that are exercisable for Voting Common Stock.

1.2  Other Definitional Provisions; Interpretation.

(a)           The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Subsection and Schedule references are to this Agreement unless otherwise specified.

(b)           The headings in this Agreement are included for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.

(c)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d)           The words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”.

(e)           References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(f)            References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(g)           Except as otherwise set forth herein, schedules to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement and shall be included in the definition of “Agreement”.

(h)           Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified and shall be counted from the day immediately following the date from which such number of days are to be counted.

SECTION 2.   CORPORATE GOVERNANCE

2.1  Board of Directors.

(a)           The parties agree to cause the Board of Directors of the Company (the “Board”) initially to consist of eight (8) directors (individually, a “Director” and, collectively, the “Directors”), subject to future increase or decrease in accordance with this Agreement and the Company’s by-laws, and it is hereby agreed that the initial Directors are Mary G. Berner, James B. Hawkes, Norman S. Matthews, Karen R. Osar, Frederic G. Reynolds, Donald Steiner, Peter Stern and Carl Wilson.

(b)           Each Stockholder agrees that such Stockholder will vote all of the Voting Common Stock beneficially owned or held of record by such Stockholder so as to elect and, subject to Section 2.1(d) below, to continue in office:

(i)            the Chief Executive Officer of the Company (the “Management Director”); and

(ii)           seven (7) Directors who will be subject to the reasonable approval of the steering committee of the Prepetition Lenders and identified in a notice filed with the bankruptcy court by the Company pursuant to Section 1129(a)(5) of the Bankruptcy Code prior to the confirmation hearing on the Plan (the “Independent Directors”).  The Independent Directors (A) shall not (x) be employees or consultants of the Company or any Subsidiary of the Company or have been employees or consultants of the Company or any Subsidiary of the Company during the three (3) year period preceding their becoming members of the Board or (y) employees of any Prepetition Lender or any Permitted Transferee thereof and (B) shall have the qualifications necessary, with respect to experience and educational background, to serve as Directors of the Company.

(c)           The Company agrees to include the Management Director and the Independent Directors as the slate of nominees recommended by the Board to the stockholders of the Company and to use its best efforts to cause the election of each such nominee to the Board.

(d)           If any of the Independent Directors ceases to serve as a member of the Board (whether by reason of death, resignation, removal or otherwise), the holders of a majority of the outstanding shares of Voting Common Stock (the “Majority Stockholders”) shall be entitled to designate a successor Director to fill the vacancy created thereby, provided that such successor Director shall meet the requirements set forth in clauses (A) and (B) of Section 2.1(b)(ii).  In addition, the size of the Board shall not be increased unless such increase is approved by the Majority Stockholders and no person shall fill any newly created directorship resulting from any such increase unless such person shall have been approved by the Majority Stockholders and such person shall meet the requirements set forth in clauses (A) and (B) of Section 2.1(b)(ii).  Each Stockholder agrees that such Stockholder will vote all of the Voting Common Stock beneficially owned or held of record by such Stockholder so as to elect any such successor Director.

(e)           The parties agree that any Independent Director may be removed, with or without cause, by the Majority Stockholders.

(f)            The initial Chairman of the Board shall be selected among the Independent Directors by the steering committee of the Prepetition Lenders and identified in a notice filed with the bankruptcy court by the Company pursuant to Section 1129(a)(5) of the Bankruptcy Code prior to the confirmation hearing on the Plan.  Thereafter, the Chairman of the Board shall be selected by a majority of the Independent Directors.

2.2  Certificate of Incorporation and By-Laws.  The Company and the Stockholders shall take or cause to be taken all lawful action necessary to ensure at all times that the certificates of incorporation and by-laws (or equivalent governing documents) of the Company and its Subsidiaries, as the same may be amended from time to time in accordance with the terms hereof and thereof, are not, at any time, inconsistent with the provisions of this Agreement.

2.3  Election of Common Stock.  Upon the written request of any intended recipient of Common Stock prior to the Effective Date, on the Effective Date, the Company shall issue a number of shares of Limited Voting Common Stock to such recipient equal to, and in lieu of, the number of shares of Voting Common Stock that would have been issued to such recipient on the Effective Date.  Limited Voting Common Stock shall have the same economic rights as Voting Common Stock.  After the Effective Date, Limited Voting Common Stock shall be convertible into Voting Common Stock (and vice versa) at the request of the holder thereof in accordance with Section 2.4, which request shall be made at the sole and absolute discretion of such holder and shall not be subject to any rights of consent or approval of any other Person, including the Company.  For the avoidance of doubt, Limited Voting Common Stock and Voting Common Stock shall receive identical consideration in a Change of Control transaction.

2.4  Conversion of Common Stock.

(a)           At any time and from time to time, any Stockholder may convert all or any of its shares of Limited Voting Common Stock into an identical number of shares of Voting Common Stock (and vice versa) by delivering to the Company (a) written notice of its desire for such conversion and (b) if certificated, the certificate or certificates representing the Limited Voting Common Stock (or Voting Common Stock, as the case may be) to be converted (a “Conversion Request”).  Except as otherwise provided herein, each conversion shall be deemed to have been effected as of the close of business on the date the Company receives a Conversion Request.  If a conversion of Common Stock is to be made in connection with a Public Offering, a Change of Control (including a Drag-Along Transaction) or any other transaction affecting the Company, the conversion may, at the election of the Stockholder, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

(b)           As soon as possible after a conversion has been effected (but in any event within five (5) Business Days after the Company receives a Conversion Request), and only if Common Stock is certificated, the Company shall deliver to the converting Stockholder, at such Stockholder’s request:

(i)            a certificate representing the number of shares of Voting Common Stock or Limited Voting Common Stock, as the case may be, issuable by reason of such conversion; and

(ii)           a certificate representing the remaining number of shares of Voting Common Stock or Limited Voting Common Stock, as the case may be, if the converting Stockholder elected to convert less than all of such Stockholder’s Voting Common Stock or Limited Voting Common Stock, as the case may be.

(c)           In connection with the issuance of any shares of Voting Common Stock upon conversion of Limited Voting Common Stock (or Limited Voting Common Stock upon conversion of Voting Common Stock), the Company shall take all such actions as are necessary in order to ensure that the Common Stock issuable upon such conversion shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof other than restrictions of applicable securities laws or contained in this Agreement or the Registration Rights Agreement.

(d)           For the purpose of enabling the Company to satisfy any obligation to issue Voting Common Stock upon the conversion of Limited Voting Common Stock, the Company agrees to reserve and keep available at all times out of its aggregate authorized but unissued or treasury shares of Voting Common Stock the number of shares of Voting Common Stock issuable upon the conversion of all outstanding shares of Limited Voting Common Stock.

2.5  Limited Voting Common Stock.  Unless otherwise expressly set forth herein, no Limited Voting Stockholder shall be entitled to vote any shares of Limited Voting Common Stock with respect to any matters submitted to a vote of the Stockholders.  Notwithstanding the foregoing, if and only if any of the following actions are submitted to a vote of the Stockholders, each share of Limited Voting Common Stock shall be entitled to vote with the Voting Common Stock, with each share of Common Stock having one vote and voting together as a single class:

(a)           the retention or dismissal of outside auditors of the Company or any of its Subsidiaries;

(b)           any distributions to Stockholders in respect of their Common Stock or Common Stock Equivalents, or other distributions made in accordance with the terms of this Agreement;

(c)           any recapitalization, merger, business combination, consolidation, disposal of assets, exchange or other similar reorganization involving the Company or any of its Subsidiaries;

(d)           any amendment to the certificate of incorporation or by-laws of the Company;

(e)           other than in connection with the (x) issuance of shares of Common Stock upon the exercise of the Warrants or of options granted under a management equity plan or similar plan or (y) grant of options pursuant to and in accordance with such plans, any authorization or issuance of Equity Interests in the Company or any of its Subsidiaries;

(f)            any redemption, purchase or other acquisition by the Company of any of its capital stock (except for purchases from employees upon termination of employment); and

(g)           the commencement of any dissolution, liquidation or winding-up of the affairs of the Company or any of its Subsidiaries.

SECTION 3.   INFORMATION REQUIREMENTS

3.1  Financial Reports.  Until the Company becomes subject to the reporting requirements of the Exchange Act, the Company shall provide each of the Stockholders, other than any Management Stockholder or Director Stockholder, and Warrantholders with (1) if the Company is required to provide to its (or its Subsidiaries’) senior lenders or holders of debt securities annual, quarterly and monthly financial reports, then such reports (at the same time as provided to such senior lenders or holders of debt securities, as applicable); provided that the Company shall not be required to provide monthly financial reports to the Warrantholders and the Company shall provide financial reports to the Stockholders with the information referenced in the last sentence of this Section 3.1, whether or not required to be provided to such senior lenders or holders of debt securities or (2) if not so required, then:

(a)           as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company (or one hundred twenty (120) days after the end of the first fiscal year ending after the date of this Agreement), a consolidated balance sheet of the Company and its Subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and setting forth in each case in comparative form the figures for the previous fiscal year, together with an auditor’s report thereon of a firm of established national reputation and including a management discussion and analysis of financial condition and results of operations that would be required to be contained in a filing with the SEC on Form 10-K, or any successor or comparable form; and

(b)           as soon as available and in any event within forty-five (45) days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments, and setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, and including, for each such quarter, a management discussion and analysis of financial condition and results of operations that would be required to be contained in a filing with the SEC on Form 10-Q, or any successor or comparable form.

The annual and quarterly financial reports provided to the Stockholders under this Section 3.1 shall include (x) with the consolidated balance sheets and consolidated statements of income and cash flows for each period presented, a comparison of actual results to the Company’s budgeted results for such period and (y) in the management discussion and analysis of financial condition and results of operations for each period presented, discussion comparing actual results for such period to the Company’s budgeted results for such period.

3.2  Annual Budgets.  Upon and to the extent of a prior written request therefor, the Company shall provide each of the Eligible Stockholders with annual budgets (in the form prepared by the Company for the Company’s or its Subsidiaries’ senior lenders or holders of debt securities, if applicable, and, if not, then in such form as the Company has prepared for the Board); provided that such Eligible Stockholder is not a Company Competitor or an Affiliate of a Company Competitor.

3.3  Access; Updated Calls; Annual Meeting.

(a)           The Company shall, and shall cause its Subsidiaries and the officers, directors, employees, auditors and agents of the Company and its Subsidiaries to, (i) afford each of the Eligible Stockholders reasonable access at all reasonable times after reasonable notice to the properties, offices and other facilities, and books and records of the Company and its

Subsidiaries and (ii) afford each of the Eligible Stockholders the opportunity to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Chief Executive Officer and Chief Financial Officer of the Company from time to time as each such Eligible Stockholder may reasonably request, and such discussion will include such other senior executives of the Company or its Subsidiaries that the Chief Executive Officer determines is reasonably necessary to adequately respond to reasonable inquiries of such Eligible Stockholder; provided that such Eligible Stockholder is not a Company Competitor or an Affiliate of a Company Competitor.

(b)           At least once per fiscal quarter, promptly following the Company’s provision of financial reports required by Section 3.1, the Company shall host a conference call (with a question and answer period) with the Chief Financial Officer of the Company and such other members of senior management of the Company as the Company deems appropriate and the Stockholders to discuss the performance of the business, strategic alternatives and other issues as the Eligible Stockholders may reasonably request.  No Stockholder who is a Company Competitor or an Affiliate of a Company Competitor shall be permitted to participate in the calls or receive the information contemplated by the last sentence of Section 3.1.

(c)           The Company shall hold an annual meeting of stockholders in accordance with the procedures set forth in the Company’s by-laws.

3.4  Confidentiality.  Each Stockholder and Warrantholder agrees to maintain as confidential all Information (as defined below) provided to such Stockholder and Warrantholder by the Company and its Affiliates for a period of the earlier of (i) five (5) years following receipt thereof and (ii) two (2) years following termination of this Agreement, except that such Stockholder or Warrantholder may disclose such Information (a) to Persons employed or engaged by such Stockholder or Warrantholder who need to know such Information that have agreed to comply with the covenant contained in this Section 3.4; (b) in connection with any Transfer or proposed Transfer of Equity Interests to any bona fide and permitted proposed Transferee that has agreed to comply with the covenant contained in this Section 3.4 (and any such bona fide proposed Transferee may disclose such Information to Persons employed or engaged by it as described in clause (a) of this Section 3.4); (c) as requested or required by any Governmental Authority or reasonably believed by such Stockholder or Warrantholder to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of such Stockholder’s or Warrantholder’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under this Agreement or in connection with any action, claim, lawsuit, demand, investigation or proceeding to which such Stockholder or Warrantholder is a party before any Governmental Authority or before any arbitrator or panel of arbitrators; or (f) that becomes publicly available through no fault of such Stockholder or Warrantholder or any other Person to whom such Stockholder or Warrantholder provided such Information.  Each Stockholder and Warrantholder shall be responsible and liable for any violation of this Section 3.4 by any Person described in clause (a) or (b) of this Section 3.4.  “Information” means all information received from or on behalf of the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is publicly available, or was known to such Stockholder or Warrantholder from a source other than the Company or its Subsidiaries, prior to disclosure by or on behalf of the Company or any of its Subsidiaries other than as a result of a breach of this Section 3.4.

3.5  Environmental Reports.  The Company agrees:

(a)      at regular intervals, but no less frequently than every twelve months, to provide to the Board a written report describing the compliance of the Company and its Subsidiaries with its environmental, health and safety (“EHS”) policies and applicable EHS laws, and implement such improvements and corrections as may be necessary or appropriate, after consultation with outside counsel and the Board, to maintain conformance with such policies and laws; provided that the Company will provide the Board with an updated report within 60 days of any event or the discovery of any facts that would result in a material change from the information contained in a prior report provided to the Board; and

(b)     to comply with all applicable statutes, laws, ordinances, rules, orders and regulations concerning EHS, except where the failure to so comply could not reasonably be expected to have a material adverse effect on the condition (financial or otherwise), results of operations, business, or properties, collectively, of the Company and its Subsidiaries.

SECTION 4.   TRANSFERS AND ISSUANCES

4.1  Limitations on Transfer.

(a)           Each Stockholder hereby agrees that no Transfer of Equity Interests shall occur in any manner that violates the provisions of this Agreement, the Registration Rights Agreement or any applicable federal or state securities laws.

(b)           Each Stockholder hereby agrees that, except for Transfers pursuant to Section 4.2, 4.5 or 4.6 or Transfers effected pursuant to an effective registration statement filed under the Securities Act, no Transfer of Equity Interests shall occur unless the Company has been furnished, after it has made a written request to that effect, with an opinion in form and substance reasonably satisfactory to the Company from counsel reasonably satisfactory to the Company that such Transfer may be made without registration under Section 5 under the Securities Act and any applicable state securities laws; provided, however, that this Section 4.1(b) shall not apply to (x) Transfers of Equity Interests by a Stockholder (or Stockholders) who (i) beneficially owns less than ten percent (10%) of the shares of Common Stock then outstanding; (ii) is not an “Affiliate” (as such term is defined in Rule 405 under the Securities Act) of the Company, and (iii) has furnished the Company with a certificate, in form and substance reasonably satisfactory to the Company, signed by an authorized officer of the Stockholder effecting such Transfer, to the effect that the requirements of clauses (i) and (ii) of this proviso are satisfied and that the Stockholder making such Transfer did not receive the securities proposed to be Transferred with a view to a subsequent distribution, (y) Transfers of Equity Interests by a Stockholder who has furnished the Company with a certificate, in form and substance reasonably satisfactory to the Company, signed by an authorized officer of the Stockholder effecting such Transfer, to the effect that the Transfer is being made in compliance with Rule 144 under the Securities Act or (z) Transfers of Equity Interests to the Company

pursuant to the repurchase provisions of any management equity plan or agreement or independent director equity plan or agreement.

(c)           Each Stockholder hereby agrees that, except for Transfers in connection with clause (z) of Section 4.1(b), no Transfer of Equity Interests shall be permitted unless and until the proposed Transferee agrees in writing to become a party to, and be bound to the same extent as its Transferor by the terms of, this Agreement pursuant to the provisions of Section 5.6 hereof.

(d)           Notwithstanding any other provisions of this Agreement to the contrary, prior to a Public Offering, no Transfer of Equity Interests shall be permitted if, after giving effect to such Transfer, and after giving effect to the conversion, exercise or exchange of all Common Stock Equivalents (other than the Warrants), such Transfer would result in the Company becoming subject to the reporting requirements of the Exchange Act.

(e)           Each Stockholder hereby agrees that, except for Transfers pursuant to Section 4.6 hereof, no Transfer of Equity Interests to any Company Competitor or an Affiliate of any Company Competitor shall be permitted without the prior written consent of the Board.

4.2  Transfers to Affiliates.  Notwithstanding any other provision of this Agreement to the contrary, but subject to Sections 4.1(c), (d) and (e) hereof, each Stockholder and its Affiliates shall be permitted to Transfer from time to time any or all of the Equity Interests beneficially owned by it to any of its Affiliates.  Notwithstanding anything else in this Agreement to the contrary, if any Transfer of Equity Interests to Affiliates permitted hereunder is not permitted under any of the Other Agreements applicable to such Equity Interests, then such Transfer to Affiliates shall not be permitted hereunder.

4.3  Effect of Void Transfers.  In the event of any purported Transfer of Equity Interests in violation of the provisions of this Agreement, such purported Transfer shall be void and of no effect, and the Company shall not give effect to such Transfer nor shall it cause any third party transfer agent to effect such Transfer, to the extent it appoints one.

4.4  Legend on Securities.

(a)           Unless and until the Board shall determine otherwise, shares of Common Stock shall be uncertificated and recorded in the books and records of the Company.  If at any time the Board shall determine to certificate shares of Common Stock issued to any Stockholder or any additional Equity Interests that become subject to this Agreement pursuant to Section 5.1 (except for (i) unexercised options issued pursuant to any management equity plan or agreement or independent director equity plan or agreement, which shall bear the legend set forth in Section 4.4(b) below, and (ii) Warrants, which shall bear the legend set forth in the Warrant Agreement) shall bear the following legend on the face thereof; provided, however, that certificates representing Equity Interests not subject to the Registration Rights Agreement, shall make no reference to the Registration Rights Agreement:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND ARE SUBJECT TO (A) A STOCKHOLDERS

AGREEMENT AMONG RDA HOLDING CO. (THE “COMPANY”) AND THE STOCKHOLDERS PARTIES THERETO, AND (B) A REGISTRATION RIGHTS AGREEMENT AMONG THE COMPANY AND CERTAIN HOLDERS OF REGISTRABLE COMMON STOCK (AS THAT TERM IS DEFINED IN THE REGISTRATION RIGHTS AGREEMENT), COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.  NO DIRECT OR INDIRECT TRANSFER, SALE, OFFER, ASSIGNMENT, EXCHANGE, DISTRIBUTION, MORTGAGE, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT AND REGISTRATION RIGHTS AGREEMENT AND (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) IF THE COMPANY HAS BEEN FURNISHED EITHER WITH AN OPINION IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY FROM COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH TRANSFER, SALE, OFFER, ASSIGNMENT, EXCHANGE, DISTRIBUTION, MORTGAGE, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION MAY BE MADE WITHOUT REGISTRATION UNDER SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER AND APPLICABLE STATE SECURITIES LAWS OR WITH THE CERTIFICATE SPECIFIED IN SECTION 4.1(B) OF SUCH STOCKHOLDERS AGREEMENT, IF APPLICABLE.  THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT AND REGISTRATION RIGHTS AGREEMENT.”

(b)           Each unexercised option that is certificated and issued pursuant to any management equity plan or agreement or independent director equity plan or agreement shall bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND ARE SUBJECT TO A STOCKHOLDERS AGREEMENT AMONG RDA HOLDING CO. (THE “COMPANY”) AND THE OTHER STOCKHOLDERS PARTIES THERETO AND A STOCK OPTION AGREEMENT, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.  NO DIRECT OR INDIRECT TRANSFER, SALE, OFFER, ASSIGNMENT, EXCHANGE, DISTRIBUTION, MORTGAGE, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT AND STOCK OPTION AGREEMENT.  THE HOLDER OF THIS OPTION, BY ACCEPTANCE HEREOF, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS AGREEMENT AND STOCK OPTION AGREEMENT, INCLUDING RESTRICTIONS RELATING TO THE EXERCISE OF ANY VOTING RIGHTS GRANTED BY THE SECURITIES. “

4.5  Tag-Along Rights.

(b)           With respect to any proposed Transfer or Transfers (other than a mortgage, pledge or hypothecation or Transfer pursuant to Section 4.2) in one transaction or a series of related transactions, individually or in the aggregate, of ten percent (10%) or more of the then outstanding shares of Common Stock by any Stockholder, or two (2) or more Stockholders acting in concert with respect to such Transfer, provided that such Stockholder or Stockholders and their respective Affiliates collectively own prior to such proposed Transfer twenty-five percent (25%) or more of the then outstanding shares of Common Stock (in such capacity, a “Transferring Stockholder”), the Transferring Stockholder shall have the obligation, and (i) each other Stockholder, other than Management Stockholders and Director Stockholders, and (ii) each Warrantholder (but a Warrantholder shall only have tag-along rights pursuant to this Section 4.5 with respect to the Common Stock issuable upon exercise of its Warrants (rather than the Warrants themselves) and only if the Transfer would result in a Change of Control) shall have the right but not the obligation, to request the proposed Transferee to purchase from each Stockholder and Warrantholder exercising such right (each, a “Tagging Stockholder”) that number of shares of Common Stock requested to be included by such Tagging Stockholder; provided that if the proposed Transferee is unwilling to purchase all of the Common Stock that the Tagging Stockholders have requested to be acquired by the proposed Transferee, then each Tagging Stockholder shall have the right to sell or otherwise Transfer to the Transferee a number of such Tagging Stockholder’s shares of Common Stock equal to the product of (x) the number of shares of Common Stock beneficially owned by such Tagging Stockholder (excluding shares subject to a Transfer restriction referred to in the last sentence of this Section 4.5(a)) multiplied by (y) the percentage of the number of shares of Common Stock that the Transferring Stockholder is proposing to sell relative to the total number of shares of Common Stock held by such Transferring Stockholder (excluding shares subject to a Transfer restriction referred to in the last sentence of this Section 4.5(a)) (the amounts in this clause (y), their “Pro Rata Share”).  If the proposed Transferee is unwilling to purchase all of the shares of Common Stock proposed to be Transferred by all Tagging Stockholders (determined in accordance with the first sentence of this Section 4.5(a)), then the Transferring Stockholder and each Tagging Stockholder shall reduce, on a pro rata basis based on their respective Sharing Percentages of the shares of Common Stock held by the Transferring Stockholder and the Tagging Stockholders, the Pro Rata Share of the shares of Common Stock that each otherwise would have Transferred so as to permit the Transferring Stockholder and each Tagging Stockholder to sell the number of shares of Common Stock that the proposed Transferee is willing to purchase.  Each Tagging Stockholder shall Transfer its shares of Common Stock at the same price per share and upon the same terms and conditions (including time of payment, form of consideration or option to elect form of consideration) as to be paid and given to the Transferring Stockholder.  In order to be entitled to exercise its right to sell shares of Common Stock to the proposed Transferee pursuant to this Section 4.5, a Tagging Stockholder must agree to make to the proposed Transferee the same representations, warranties, covenants, indemnities and agreements as the Transferring Stockholder agrees to make in connection with the proposed Transfer of the shares of Common Stock of the Transferring Stockholder (except that in the case of representations and warranties pertaining specifically to the Transferring Stockholder, a Tagging Stockholder shall make the comparable representations and warranties pertaining specifically to itself, and except that no Tagging Stockholder shall have to make representations and warranties with respect to the Company, and except that, in the case of covenants or agreements capable of performance only by certain Stockholders, such covenants or agreements shall be made only by such certain Stockholders).  All representations, warranties, covenants, agreements and indemnities made by the Transferring Stockholder and the Tagging Stockholders pertaining specifically to themselves shall be made by each of them severally and not jointly; provided that each of the Transferring Stockholder and each Tagging Stockholder shall be severally (but not jointly) liable for breaches of representations, warranties, covenants and agreements of or, in the case of representations and warranties pertaining to the Company and its Subsidiaries and for indemnification obligations arising out of or relating to any such breach or otherwise pertaining to the Company and its Subsidiaries, on a pro rata basis (based on the number of shares of Common Stock Transferred by each Transferring Stockholder and each Tagging Stockholder), such liability of each such Stockholder not to exceed the proceeds actually received by such Stockholder.  Subject to the next sentence, any Tagging Stockholder that is a holder of Limited Voting Common Stock or Common Stock Equivalents (including Warrants) and wishes to participate in a sale of Common Stock pursuant to this Section 4.5(a) shall convert into or exercise or exchange such number of shares of Limited Voting Common Stock or Common Stock Equivalents for Voting Common Stock as may be acquired therefor on or prior to the closing date of such Transfer, provided that any such conversion, exercise or exchange may be conditioned on the closing of such Transfer, in which case such conversion, exercise or exchange shall not be effective until such Transfer has been consummated.  Notwithstanding anything in this Section 4.5 to the contrary, if any Transfer of Common Stock or Common Stock Equivalents pursuant to this Section 4.5 is not permitted under an Other Agreement or the Warrant Agreement, then such Transfer shall not be permitted hereunder.

(c)           The Transferring Stockholder shall give written notice to all other Stockholders (and, to the extent the Transfer would result in a Change of Control, all Warrantholders) of each proposed Transfer giving rise to the rights of the Tagging Stockholders set forth in the first sentence of Section 4.5(a) at least thirty (30) days prior to the consummation of such Transfer, setting forth the name of the Transferring Stockholder, the number of shares of Common Stock proposed to be so Transferred, the name and address of the proposed Transferee, the proposed amount and form of consideration and other terms and conditions offered by the proposed Transferee, and a representation that the proposed Transferee has been informed of the tag-along rights provided for in this Section 4.5 and has agreed to purchase shares of Common Stock from any Tagging Stockholder or Tagging Stockholders in accordance with the terms hereof.  Any notice required by the Transferring Stockholder under this Section 4.5 to be given to the other Stockholders and Warrantholders may, at the election of the Transferring Stockholder, be given to the Company which shall, on behalf of the Transferring Stockholder, give such notice to the other Stockholders and Warrantholders.  The tag-along rights provided by this Section 4.5 must be exercised by each Tagging Stockholder within twenty (20) days following receipt of the notice required by the preceding sentence, by delivery of a written notice to the Transferring Stockholder indicating such Tagging Stockholder’s election to exercise its rights pursuant to Section 4.5 and specifying the number of shares of Common Stock it elects to sell.  If the proposed Transferee fails to purchase shares of Common Stock from any Tagging Stockholder that has properly exercised its tag-along rights, then the Transferring Stockholder shall not be permitted to make the proposed Transfer, and any such attempted Transfer shall be void and of no effect, as provided in Section 4.3 hereof.

(d)           If any of the Tagging Stockholders exercise their rights under Section 4.5(a), the closing of the purchase of the Common Stock with respect to which such rights have been exercised shall take place concurrently with the closing of the sale of the Transferring Stockholder’s Common Stock.  No Transfer shall occur pursuant to this Section 4.5 unless the Transferee shall agree to become a party to, and be bound to the same extent as its Transferor by the terms of, this Agreement pursuant to the provisions of Section 5.6.

(e)           Any Transfer pursuant to this Section 4.5 shall occur within ninety (90) days of delivery of the notice from the Transferring Stockholder to the other Stockholders (and Warrantholders, if applicable) and at a price of not more than the maximum per share price set forth in the notice and otherwise on terms and conditions in the aggregate not more favorable to the Transferring Stockholder and the Tagging Stockholders than were set forth in the notice.  If, at the end of such ninety (90) day period, the Transferring Stockholder and the Tagging Stockholders have not completed the sale or other disposition of the Common Stock of the Transferring Stockholder and the Tagging Stockholders in accordance with the terms and conditions of the proposed Transfer, all the restrictions on Transfer contained in this Agreement with respect to Common Stock owned by the Transferring Stockholder and the Tagging Stockholders shall again be in effect.

4.6  Drag-Along Rights.

(a)           If any Stockholder, or two (2) or more Stockholders acting in concert with respect to the Transfer of their shares of Common Stock, and such Stockholder’s or Stockholders’ respective Affiliates (the “Selling Stockholder(s)”) that collectively own at least a majority of the then outstanding shares of Common Stock receives an offer from a third party (excluding the Company and its Subsidiaries and Affiliates of such Stockholder or Stockholders) (a “Third Party”) to purchase all (or no less than 90% if the remaining shares are to be re-invested in a “roll-over” transaction with the consent of the Third Party) of the outstanding shares of Common Stock (whether pursuant to a sale of stock, a merger or otherwise), and such offer is accepted by the Selling Stockholder(s) (the “Drag-Along Transaction”), then each Stockholder and Warrantholder hereby agrees that, if requested to do so by such Selling Stockholder(s) pursuant to a Drag-Along Notice, it will Transfer all of its shares of Common Stock (or, in the case of Warrantholders, all shares of Common Stock issuable upon exercise of its Warrants) to such Third Party at the same price per share and upon the same terms and conditions (including time of payment, form of consideration or option to elect form of consideration) so accepted by the Selling Stockholder(s), including making the same representations, warranties, covenants, indemnities and agreements that the Selling Stockholder(s) agrees to make (except that, in the case of representations and warranties pertaining specifically to the Selling Stockholder(s), each other Stockholder and Warrantholder shall make the comparable representations and warranties pertaining specifically to itself, and except that no Stockholder or Warrantholder shall have to make representations and warranties with respect to the Company, and except that, in the case of covenants or agreements capable of performance only by certain Stockholders or Warrantholders, such covenants or agreements shall be made only by such certain Stockholders or Warrantholders, as the case may be).  All representations, warranties, covenants, agreements and indemnities made by the Stockholders and Warrantholders pertaining specifically to themselves shall be made by each of them severally and not jointly; provided that each Stockholder and Warrantholder shall be severally

(but not jointly) liable for breaches of representations, warranties, covenants and agreements of or, in the case of representations and warranties pertaining to the Company and its Subsidiaries and for indemnification obligations arising out of or relating to any such breach or otherwise pertaining to the Company and its Subsidiaries, on a pro rata basis (based on the number of shares of Common Stock sold by each Selling Stockholder and each of the other Stockholders and Warrantholders), such liability of each such Stockholder or Warrantholder not to exceed such Stockholder’s or Warrantholder’s pro rata portion of the proceeds of the sale actually paid to all Stockholders and Warrantholders; provided further that no such Stockholder or Warrantholder shall be required to enter into a non-competition covenant.  If the Selling Stockholder(s) accepts such Drag-Along Transaction and desires that the other Stockholders and Warrantholders Transfer their shares of Common Stock (or shares of Common Stock issuable upon exercise of the Warrants) in the Drag-Along Transaction, such Selling Stockholder(s) shall give written notice to all other Stockholders and Warrantholders of the proposed Drag-Along Transaction (“Drag-Along Notice”) at least thirty (30) days prior to the proposed consummation of such Drag-Along Transaction, which Drag-Along Notice shall specify the name and address of the Third Party, the form and amount of consideration to be paid to the Stockholders and Warrantholders and any other material terms and conditions of the Drag-Along Transaction. The Drag-Along Notice may, at the election of the Selling Stockholder(s), be given to the Company which shall, on behalf of the Selling Stockholder(s), give such notice to the other Stockholders and Warrantholders.

(b)           Subject to the next sentence, if requested to do so by the Selling Stockholder(s), any Stockholder that is a holder of Limited Voting Common Stock or Common Stock Equivalents and any Warrantholder shall convert, exercise or exchange such Limited Voting Common Stock or Common Stock Equivalents (including Warrants) into or for Voting Common Stock in accordance with their terms on or prior to the closing date of such Drag-Along Transaction, provided that any such conversion, exercise or exchange may be conditioned on the closing of such Drag-Along Transaction, in which case such conversion, exercise or exchange shall not be effective until such Drag-Along Transaction has been consummated.  Notwithstanding anything in this Section 4.6 to the contrary, (i) in the event a Stockholder that holds Common Stock Equivalents (other than options to acquire shares of Voting Common Stock granted under any management equity plan or agreement or independent director equity plan or agreement, which are governed by clause (ii) below) or a Warrantholder is required to Transfer such Common Stock Equivalents in a Drag-Along Transaction, such Stockholder or Warrantholder shall not be required to convert, exercise or exchange any such Common Stock Equivalent if and to the extent that the applicable conversion, exercise or exchange price of such Common Stock Equivalent is equal to or greater than the value of the consideration to be received by Stockholders and Warrantholders in the Drag-Along Transaction giving rise to drag-along rights under this Section 4.6 and, in lieu of such conversion, exercise or exchange, at the election of such holder of Common Stock Equivalents or Warrantholder, any such Common Stock Equivalents shall instead be cancelled and forfeited; (ii) in connection with any Drag-Along Transaction, the treatment of options to acquire shares of Voting Common Stock granted under any management equity plan or agreement or independent director equity plan or agreement shall be governed by the terms of such plans or agreements and (iii) if any Transfer of Common Stock or Common Stock Equivalents of the Company pursuant to this Section 4.6 is not permitted under an Other Agreement or the Warrant Agreement, then such Transfer shall not be permitted or required hereunder.

(c)           Any Drag-Along Transaction pursuant to this Section 4.6 shall occur within one hundred eighty (180) days of delivery of the Drag-Along Notice to the other Stockholders and the Warrantholders.  If, at the end of such one hundred eighty (180) day period, the Selling Stockholder(s), the other Stockholders and the Warrantholders have not completed the sale or other disposition of the Common Stock (and Common Stock issuable upon exercise of the Warrants) of the Selling Stockholder(s), the other Stockholders and the Warrantholders in accordance with the terms and conditions of the proposed Drag-Along Transaction, all the restrictions on Transfer contained in this Agreement with respect to Common Stock owned by the Selling Stockholder(s) and the other Stockholders shall again be in effect.

4.7  Participation Rights.

(a)           The Company shall not issue additional Equity Interests (an “Issuance”) to any Person unless, prior to such issuance, the Company notifies each Eligible Stockholder in writing of the proposed Issuance and grants to each Eligible Stockholder (subject to compliance with Section 4.7(c) below), the right (the “Right”) to subscribe for and purchase, in whole or in part, at the same price and upon the same terms and conditions (including, if such additional Equity Interests are issued as a unit together with other securities, the purchase of such unit, but the Right shall not apply separately to any component of such unit) as set forth in the notice of such Issuance, a portion of such additional Equity Interests proposed to be issued in the Issuance up to:

(i)            in the case of an Issuance in which shares of Common Stock or Common Stock Equivalents are to be issued, such that immediately after giving effect to the Issuance and exercise of the Right (including, for purposes of this calculation, the issuance of shares of Common Stock upon conversion, exchange or exercise of any Common Stock Equivalent issued in the Issuance or subject to the Right), the shares of Common Stock and Common Stock Equivalents beneficially owned by such Stockholder and its Affiliates (rounded to the nearest whole share) shall represent the same percentage of the aggregate number of shares of Common Stock and Common Stock Equivalents outstanding as was beneficially owned by such Stockholder and its Affiliates immediately prior to the Issuance; and

(ii)           in the case of an Issuance in which (A) equity securities of the Company other than Common Stock or Common Stock Equivalents (“Other Capital Stock”) or (B) any securities exchangeable or exercisable for, or convertible into, such Other Capital Stock (“Other Capital Stock Equivalents”) are to be issued, equal to the percentage of shares of Common Stock and Common Stock Equivalents that was beneficially owned by such Stockholder and its Affiliates immediately prior to the Issuance.

(b)           If any Eligible Stockholder elects not to exercise its Right pursuant to Section 4.7 in full with respect to the Issuance of additional Equity Interests, then the other Eligible Stockholders may elect to subscribe for and purchase their pro rata share of such Equity Interests that such Eligible Stockholder elected not to participate in and such other Eligible Stockholders shall receive the relevant number of newly issued Equity Interests that the non-

electing Eligible Stockholder would have received had such non-electing Eligible Stockholder elected to participate in full.

(c)           The Right may be exercised by each Eligible Stockholder provided that the Eligible Stockholder exercising the Right must (i) be an Accredited Investor and (ii) deliver written notice to the Company of such exercise of the Right which is received by the Company within twenty (20) Business Days after the date on which the Eligible Stockholder receives notice from the Company of the proposed Issuance (which date shall be specified in the notice from the Company of the proposed Issuance).  The closing of the purchase and sale pursuant to the exercise of the Right shall occur on the date scheduled by the Company for the Issuance, which may not be earlier than ten (10) Business Days and no later than sixty (60) Business Days after the Company receives notice of the exercise of the Right.  Notwithstanding the foregoing, the Right shall not apply to any Issuance (i) made as consideration for the payment of the purchase price of assets acquired by the Company or any of its Subsidiaries, including any Issuance in connection with a merger, exchange offer, joint venture, license transaction or exchange of shares, or to any lender in connection with any loans made to the Company or any of its Subsidiaries, (ii) (A) of options granted to directors, officers or employees of the Company or its Subsidiaries, or Issuance of Common Stock upon exercise of such options, (B) otherwise in accordance with the terms of a stock option plan or other equity-based compensation plan of the Company or its Subsidiaries that has been approved by the Board and, in the case of each of the foregoing clauses (ii)(A) and (ii)(B), of the Equity Interests issued upon the exchange, exercise or conversion of such Equity Interests or (C) of Equity Interests upon exercise of the Warrants, (iii) of Equity Interests issued as dividends or distributions to holders of Common Stock, generally, on a pro rata basis, or in connection with a stock split, (iv) of Other Capital Stock or Other Capital Stock Equivalents issued as dividends or distributions to holders of Other Capital Stock or Other Capital Stock Equivalents, generally, on a pro rata basis, or (v) pursuant to the exchange, exercise or conversion of any Equity Interest that is either (A) outstanding on the date hereof or (B) outstanding after the date hereof so long as the Eligible Stockholders have had an opportunity to exercise the Right granted to such Eligible Stockholders in this Section 4.7 with respect to the underlying Equity Interest, or such Equity Interest was issued pursuant to clause (i), (ii), (iii) or (iv) of this sentence.

(d)           Nothing in this Section 4.7 shall be deemed to prevent any Person from purchasing for cash or the Company from issuing any additional Equity Interests without first complying with the provisions of this Section 4.7 if, in connection with such purchase, (i) the Board has determined in good faith that (A) the Company needs a prompt cash investment, (B) no alternative financing on terms as favorable to the Company in the aggregate than such purchase is available on an as timely basis, and (C) the delay caused by compliance with the provisions of this Section 4.7 in connection with such investment would be reasonably likely to adversely affect the Company, (ii) the Person making such purchase (for purposes of this Section 4.7, the “Purchasing Holder”) or the Company gives prompt notice to the Eligible Stockholders as of such date of the Purchasing Holder’s investment, which notice shall describe in reasonable detail the additional Equity Interests being purchased by the Purchasing Holder and the purchase price thereof, and (iii) the Purchasing Holder or the Company enables the Eligible Stockholders to effectively exercise their respective rights under this Section 4.7 with respect to their purchase of a pro rata share of the additional Equity Interests issued to the Purchasing Holder as promptly as practicable following the initial prompt cash investment after such purchase by the Purchasing Holder on the terms specified in Section 4.7(a).

SECTION 5.   MISCELLANEOUS

5.1  Additional Securities Subject to Agreement.  Each Stockholder and Warrantholder agrees that any other Equity Interests which it shall hereafter acquire by means of a stock split, stock dividend, distribution, exercise of warrants (including the Warrants) or options, purchase or otherwise shall be subject to the provisions of this Agreement to the same extent as if held on the date hereof.

5.2  Termination.  Except as provided in Section 3.4, this Agreement shall terminate upon the first to occur of (a) Change of Control (including in connection with a Drag-Along Transaction), (b) the sale of all or substantially all of the assets of the Company (other than to a Subsidiary or an Affiliate of the Company), (c) the liquidation of the Company or (d) a Public Offering.

5.3  Injunctive Relief.  The Stockholders, the Warrantholders and the Company acknowledge and agree that a violation of any of the terms of this Agreement will cause the other parties irreparable injury for which adequate remedy at law is not available.  Accordingly, it is agreed that each of the Company, the Stockholders and the Warrantholders shall be entitled to seek an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court of competent jurisdiction in the Southern District of New York, in addition to any other remedy to which it may be entitled at law or equity, without the posting of any bond.

5.4  Other Stockholders Agreements.  None of the Stockholders or the Warrantholders shall enter into any agreement or other arrangement of any kind with any Person with respect to Equity Interests which is inconsistent with the provisions of this Agreement or which would reasonably be considered to impair its ability to comply with this Agreement.

5.5  Amendments.  This Agreement may be amended only by a written instrument signed by (a) the Company and (b) Stockholders beneficially owning a majority of the then outstanding shares of Common Stock beneficially owned by all Stockholders; provided, however, that no such amendment shall materially adversely change the rights or obligations of any Stockholder or Warrantholder disproportionately generally vis a vis other Stockholders or Warrantholders party to this Agreement without the written approval of such disproportionately affected Stockholder or Warrantholder; provided further that (i) Limited Voting Stockholders beneficially owning a majority of the then outstanding shares of Limited Voting Common Stock beneficially owned by all Limited Voting Stockholders shall be required to approve any amendment affecting the specific rights or obligations of the Limited Voting Stockholders that does not similarly affect the rights or obligations of the holders of Voting Common Stock and (ii) no such amendment shall, without the prior written approval of each Limited Voting Stockholder, terminate, modify or waive a Limited Voting Stockholder’s rights or obligations in respect of the conversion of Limited Voting Common Stock into Voting Common Stock; and provided further that no such amendment shall, without the prior written approval of Stockholders beneficially owning at least 66 2/3% of the then outstanding shares of Common

Stock beneficially owned by all Stockholders, terminate, modify or waive a Stockholder’s rights or obligations in respect of (i) participation in Issuances pursuant to Section 4.7, (ii) dispositions pursuant to Section 4.5 or (iii) dispositions pursuant to Section 4.6.  Notwithstanding the foregoing, the Company may from time to time add additional holders of shares of Common Stock as parties to this Agreement. In order to become a party to this Agreement, such Person must execute a joinder agreement, in form and substance satisfactory to the Company, evidencing such Person’s agreement to become a party hereto and to be bound hereby as a Stockholder, and upon the Company’s receipt of any such Person’s executed joinder agreement, such Person shall be deemed to be a party hereto and bound hereby.

5.6  Successors, Assigns and Transferees.  The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their Permitted Transferees and their respective successors, each of which Permitted Transferees and successors must execute a joinder agreement, in form and substance reasonably satisfactory to the Company, evidencing such Person’s agreement to become a party hereto and be bound hereby as a Stockholder to the same extent as its Transferor or predecessor, provided that no Stockholder may assign to any Permitted Transferee any of its rights or obligations hereunder other than in connection with a Transfer to such Permitted Transferee of Equity Interests in accordance with the provisions of this Agreement.  The provisions of this Agreement shall also be binding upon and inure to the benefit of Transferees of Warrants, provided that the applicable Transfer shall be made in accordance with the Warrant Agreement, including the provision therein relating to such Transferee executing a joinder agreement, in form and substance reasonably satisfactory to the Company, evidencing such Transferee’s agreement to become a party hereto and be bound hereby as a Warrantholder to the same extent as its Transferor or predecessor. Any purported assignment in violation of this provision shall be null and void ab initio.

5.7  Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or two Business Days after being delivered to a recognized courier (whose stated terms of delivery are two Business Days or less to the destination of such notice), or five calendar days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as set forth on Schedule B hereto to the parties hereto, or to such other address as may be hereafter notified by the respective parties hereto; provided, that for purposes of delivering documents pursuant to Sections 3.1 and 3.2, the Company may post such documents on a secure website (which shall initially be Intralinks and thereafter may be a secure website maintained by a comparable provider) and make such documents available to the Stockholders entitled to receive such documents by providing such Stockholders with the information necessary to access such website (which information shall be provided by the Company each time documents are so delivered); provided, further, that delivery by posting documents on a secure website shall not apply to any Stockholder if such Stockholder has notified the Company that it elects not to receive information by such method.

5.8  Integration.  This Agreement, the Registration Rights Agreement and, in the case of a Management Stockholder or a Director Stockholder, all option, subscription, restricted stock, employment and other agreements entered into by such Management Stockholder or Director Stockholder and any of the Company and its Subsidiaries (the “Other Agreements”),

and in the case of the Warrantholders, the Warrant Agreement, contain the entire understanding of the parties with respect to the subject matter hereof and thereof.  There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof and thereof other than those expressly set forth herein and therein.  This Agreement and the Other Agreements supersede all prior agreements and understandings between the parties with respect to such subject matter hereof and thereof.

5.9  Severability.  If one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

5.10  Counterparts.  This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

5.11  Governing Law, Etc.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed therein, except for matters directly within the purview of the General Corporation Law of the State of Delaware (the “DGCL”), which shall be governed by the DGCL.  The parties executing this Agreement hereby (i) agree to submit to the exclusive jurisdiction of the federal and state courts located in the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (ii) waive any objection to the laying of venue of any actions or proceedings brought in any such court and any claim that such actions or proceedings have been brought in an inconvenient forum, and (iii) agree that service of any process, summons, notice or document by U.S. registered mail to the address for such party specified in Section 5.7 shall be effective service of process for any action or proceeding in New York with respect to any matter specified above.

5.12  Management Stockholders.  Each Management Stockholder on the date hereof has executed this Agreement and is bound hereby.  After the date hereof, the Company shall not issue, and shall cause its Subsidiaries not to issue, any Equity Interests to an employee of the Company or any of its Subsidiaries, including any Affiliate of such employee, unless he or she first delivers to the Company a joinder agreement, in form and substance satisfactory to the Company, agreeing that he or she is bound by the terms hereof as a Management Stockholder.

5.13  Director Stockholders.  Each Director Stockholder on the date hereof has executed this Agreement and is bound hereby.  After the date hereof, the Company shall not issue, and shall cause its Subsidiaries not to issue, any Equity Interests to a Director until such Director first delivers to the Company a joinder agreement, in form and substance satisfactory to the Company, acknowledging that such Director is bound by the terms hereof as a Director Stockholder.

5.14  Lender Relationship.  Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall affect, limit or impair the rights and remedies of any lender or any of its Affiliates in their capacity as lenders to the Company or any of its Affiliates pursuant to any agreement under which the Company or such Affiliate has borrowed money.  Without limiting the generality of the foregoing, no such Person, in exercising its rights as a lender, including making its decision on whether to foreclose on any collateral security, will have any duty to consider (a) its status as a direct or indirect stockholder of the Company and its Subsidiaries, (b) the interests of the Company or any of its Affiliates or (c) any duty it may have to any other direct or indirect stockholder of the Company and its Subsidiaries, except as may be required under the applicable loan documents.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

RDA HOLDING CO.

By:	/s/ Thomas A. Williams
Name: Thomas A. Williams
Title: Chief Financial Officer

CREDITOR STOCKHOLDERS IDENTIFIED ON SCHEDULE A AND WARRANTHOLDERS ARE DEEMED TO BE PARTIES TO THIS AGREEMENT PURSUANT TO THE PLAN

MANAGEMENT STOCKHOLDERS
(Each of the undersigned signing individually, and not on behalf of any other Management Stockholder)

By:
Name:

DIRECTOR STOCKHOLDERS
(Each of the undersigned signing individually, and not on behalf of any other Director Stockholder)

By:
Name: